Exhibit 2.3

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is effective as of immediately prior to the Distribution Effective Time (the “Effective Date”), by and among Citrix Systems, Inc., a Delaware corporation (“Citrix”), certain members of the Citrix Group indicated on Exhibit A hereto, GetGo, Inc., a Delaware corporation (“SpinCo”), and certain members of the SpinCo Group indicated on Exhibit B hereto. “Party” or “Parties” means Citrix or SpinCo and members of the Citrix Group or SpinCo Group, individually or collectively, as the case may be. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Separation Agreement (as defined below).

RECITALS

WHEREAS, Citrix, SpinCo and LogMeIn, Inc., a Delaware corporation (“LogMeIn”), have entered into a Separation Agreement, dated as of July 26, 2016 (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”), pursuant to which Citrix has agreed to separate (the “Separation”) the SpinCo Business from the remaining business of Citrix and its Subsidiaries;

WHEREAS, pursuant to the Separation Agreement, Citrix has agreed to Transfer, or to cause the other members of its Group to Transfer, to the members of the SpinCo Group certain of the Assets owned or held by Citrix and the other members of its Group to conduct the SpinCo Business, and to assign certain Liabilities associated with the SpinCo Business to the SpinCo Group, and the members of the SpinCo Group have agreed to accept such Assets and Assume such Liabilities;

WHEREAS, to implement the Separation, following the reorganization of the SpinCo Business and upon the terms and conditions set forth in the Separation Agreement, Citrix has agreed to distribute all of the shares of SpinCo Common Stock to Citrix stockholders, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off, if necessary) (the “Distribution”);

WHEREAS, Citrix, SpinCo, LogMeIn and Lithium Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of LogMeIn (“Merger Partner Sub”), have entered into an Agreement and Plan of Merger, dated as of July 26, 2016 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, immediately following the Distribution, Merger Partner Sub shall merge with and into SpinCo (the “Merger”) and, in connection with the Merger, SpinCo Common Stock shall be converted into the right to receive shares of common stock of LogMeIn, par value $0.01 per share, on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, in connection with the transactions contemplated by the Separation Agreement and the Merger Agreement, the Parties desire that Citrix provide certain services to SpinCo, and SpinCo provide certain services to Citrix, in each case on the terms and conditions set forth herein (in any instance, the Party providing services hereunder being referred to as the “Service Provider” and the Party receiving services hereunder being referred to as the “Service Recipient”);

NOW, THEREFORE, in consideration of the foregoing and the respective warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Services	Section 2.1.3
Agreement	Preamble
Citrix	Preamble
Damages	Section 9.4.1
Dispute	Section 4.4
Distribution	Recitals
Effective Date	Preamble
Expenses	Section 6.2
Fees	Section 6.1
Force Majeure Event	Section 7.1
Indemnified Party	Section 9.4.3
Indemnifying Party	Section 9.4.3
Joint Transition Steering Committee	Section 4.3
LogMeIn	Recitals
Merger	Recitals
Merger Agreement	Recitals
Merger Partner Sub	Recitals
New Data	Section 5.2
Other Intellectual Property	Section 3.5
Party or Parties	Preamble
Required Consents	Section 3.4
Security Regulations	Section 5.3.1
Separation	Recitals
Separation Agreement	Recitals
Service Commencement Date	Section 8.1.1
Service Leads	Section 4.1
Service Performance Period	Section 8.1.1
Service Provider	Recitals
Service Recipient	Recitals
Service Taxes	Section 6.5
Service Termination Date	Section 8.1.1
Services	Section 2.1.4
Services Schedules	Section 2.1.2

SpinCo	Preamble
Subcontractors	Section 2.9
Systems	Section 5.3.1
Tax Matters	Section 10.5
Third Party Intellectual Property	Section 3.5
Transition Leads	Section 4.2
Transition Services	Section 2.1.2

References in this Agreement to “Citrix” shall also be deemed to refer to applicable members of the Citrix Group, references to “SpinCo” shall also be deemed to refer to applicable members of the SpinCo Group, and in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Citrix or SpinCo shall be deemed to require, Citrix or SpinCo, as the case may be, to cause the applicable members of the Citrix Group or the SpinCo Group, respectively, to take or refrain from taking any such action.

ARTICLE 2

PROVISION OF THE SERVICES

2.1 Description of the Services. The Service Provider shall provide, or cause to be provided, Transition Services (as defined below) and Additional Services (as defined below) in support of the SpinCo Business or the Citrix Business, as applicable. The Service Recipient shall use its commercially reasonable efforts to provide such assistance and resources as are required to receive the Services from the Service Provider, including without limitation the purchase of any software and hardware assets required to receive the Services, in accordance with the terms and conditions of this Agreement, provided that the Parties shall bear equally the costs and expenses incurred in connection with acquiring any such assets. The Service Provider shall be relieved of its obligations hereunder to the extent that (a) the Service Recipient fails to provide the assistance or resources referred to in the previous sentence, (b) such failure renders performance by the Service Provider of its obligations hereunder unlawful or (in the Service Provider’s reasonable determination) impracticable and (c) such failure (i) if reasonably capable of being cured, is not cured by the Service Recipient within thirty (30) days following written notice to the Service Recipient by the Service Provider of any such purported failure (it being understood and agreed that the Service Provider shall be relieved of its obligations hereunder during any such cure period), or (ii) is not reasonably capable of being cured. Notwithstanding any provision herein to the contrary, no Services provided under this Agreement shall include, or shall be construed as constituting, accounting, legal or Tax advice or shall create any fiduciary obligations on the part of the Service Provider or any of its Affiliates to any Person, including to the Service Recipient or any of its Affiliates, or to any plan trustee or any customer of any of them.

2.1.1 Recent Historical Practice. As used herein, “Recent Historical Practice” shall mean the performance of services for the SpinCo Business or Citrix Business, as applicable, of the nature and at the level, volume and frequency of such services or similar services, in each case during the twelve (12) months immediately prior to the date hereof, taking into account, where applicable, any inherent and material differences resulting from the Service Provider providing services outside of its organization.

2.1.2 Transition Services. The Service Provider or its designee shall provide the services (“Transition Services”) specified in Schedule I (with respect to Services to be provided by Citrix to SpinCo) or Schedule II (with respect to Services to be provided by SpinCo to Citrix) (such schedules, the “Services Schedules”), as applicable, in accordance with the terms and conditions for such Transition Services set forth in the applicable Services Schedule or as otherwise set forth in this Agreement.

2.1.3 Additional Services. The Service Recipient may request additional services to the extent such services reasonably relate to the transition of the SpinCo Business to SpinCo or the separation of the SpinCo Business from Citrix, as applicable (“Additional Services”); provided, however, that Additional Services shall be limited solely to services that were performed pursuant to Recent Historical Practice and that are reasonably necessary for the conduct of the SpinCo Business or the Citrix Business, as applicable, after the Distribution Effective Time, unless otherwise expressly agreed to by the Service Provider. Upon receipt of any such request, (a) if receipt of such request occurs within ninety (90) days after the date hereof, the Service Provider shall use its commercially reasonable efforts to provide any such Additional Services, and (b) if receipt of such request occurs more than ninety (90) days after the date hereof, the Service Provider shall determine in its sole discretion whether to provide such Additional Services. If the Service Provider provides such Additional Services in accordance with the preceding sentence, the Parties shall: (x) negotiate in good faith the terms of the provision of such Additional Services, including the Fees for such Additional Services and the duration of such Additional Services, provided that the Fees shall, during the first six (6) months after the Effective Date, be equal to the Service Provider’s actual direct cost to provide the Additional Services, plus five percent (5%), and thereafter shall be equal to the Service Provider’s actual direct cost to provide the Additional Services, plus ten percent (10%); and (y) document the terms of such Additional Services in an addendum to the applicable Services Schedule.

2.1.4 Scope of Services. For the avoidance of doubt, when used in this Agreement, reference to “Services” as between a given Service Provider and Service Recipient shall include all of the services set forth on the applicable Services Schedule (including in any addenda thereto). All of the Services shall be for the sole use and benefit of the Service Recipient.

2.2 Performance Standards. The Service Provider shall perform the Services in a commercially reasonable manner (including as to timing, efficiency and workmanship) and in accordance with the standards, specifications and service levels and the acceptance criteria, if any, set forth in the applicable Services Schedule. Without limiting the generality of the foregoing, the Services shall be provided at the same general level of service, with the same degree of care, with response times and in a manner as would reasonably and ordinarily be expected from a Person complying with applicable Law engaged in the same type of undertaking under the same or similar circumstances and conditions, unless a higher standard for any particular Service is required by the applicable Services Schedule. The Service Recipient acknowledges and agrees that in rendering Services hereunder, the Service Provider may be using and relying upon, without any independent investigation or verification thereof, information that is or will be furnished to the Service Provider by or on behalf of the Service Recipient, and the Service Provider will not in any respect be responsible for the accuracy or completeness of any of the foregoing kinds of information, except as otherwise set forth in the Services Schedules. To the extent the Service Recipient shall provide any instruction with respect to the performance of a particular Service in writing to the Service Provider, the Service Provider shall be entitled to rely on such written instruction without liability hereunder to the extent directly arising or resulting from its performance of such Service in accordance with such instruction, except in the case of the Service Provider’s (or its Subcontractors’) gross negligence, fraud or willful misconduct.

2.3 Expansion of Services; Service Conflicts. Except as expressly provided herein, the Service Provider shall not be required to provide any Service (a) to the extent such Service was not provided in support of the SpinCo Business or the Citrix Business, as applicable, pursuant to Recent Historical Practice, or (b) at a level, volume or frequency greater than the level, volume or frequency of such Service as used by the SpinCo Business or the Citrix Business, as applicable, pursuant to Recent Historical Practice. If the Service Recipient requests that any Service be provided at a greater level, volume or frequency than the level, volume or frequency of such Service (or analogous services) as used by the SpinCo Business or the Citrix Business, as applicable, pursuant to Recent Historical Practice, and such requested greater level, volume or frequency results from the Service Recipient’s operation of its business in the ordinary course and not from any acquisition, purchase, merger or other business combination by the Service Recipient, then the Service Provider shall use commercially reasonable efforts to provide such Service at such greater level, volume or frequency, except (i) to the extent that the Service Provider does not have adequate resources to provide such Service at such greater level, volume or frequency or (ii) if the provision of such Service at such greater level, volume or frequency would, in the Service Provider’s reasonable determination, unduly burden or disrupt the operation of the Service Provider’s business. The Fees for any Service shall be adjusted upward solely to the extent of the amount that the Service Provider’s actual direct cost of providing such Service at any greater level, volume or frequency increases. If there is a conflict between the immediate needs of Parties as to the use of or access to a particular Service, which conflict cannot reasonably be avoided, the Service Provider shall, in its reasonable discretion, establish reasonable priorities as between the Parties, provided that such priorities do not unduly burden or disrupt the operation of the Service Recipient’s business. The Service Provider shall provide notice to the Service Recipient as promptly as reasonably practicable prior to the establishment of such priorities.

2.4 Temporary Suspension; Modification or Termination of Services. The Service Provider shall have the right from time to time to shut down or temporarily suspend the operation of any systems or facilities necessary for the provision of any Service for modification, upgrade, maintenance or replacement or for legal, compliance or security purposes, whenever in its reasonable judgment such action is necessary, and shall be relieved of its obligations to provide Services during such shut-down or suspension. The Service Provider shall provide advance notice of any such scheduled shut-downs or suspensions and use reasonable efforts to provide advance notice of any other shut-down or suspension, and shall use commercially reasonable efforts to minimize disruption to the operation of the SpinCo Business or the Citrix Business, as applicable, in connection with any such shut-down or suspension.

2.5 Significant Service or System Changes. The Service Provider shall have the right, at its expense, to upgrade or replace its systems through which Services are provided to the

Service Recipient as part of any upgrade or replacement made generally to the Service Provider’s shared systems. The Service Provider shall notify the Service Recipient in writing reasonably in advance of any such upgrade or replacement (other than routine software upgrades). In the event the Service Provider determines to upgrade or replace any of its systems through which Services are provided to the Service Recipient hereunder, then, any additional or incremental costs or expenses shall be borne by the Service Provider, including costs and expenses to the extent incurred in connection with such upgrade or replacement as a result of the need to purchase additional capacity to accommodate the SpinCo Business or the Citrix Business, as applicable, incremental license or similar fees required to be paid to Third Parties or installation of security hardware and software items necessary to enable the Service Provider to use such systems to provide Services to the Service Recipient hereunder.

2.6 Compliance with Laws. The Service Provider shall not be required to provide Services which violate any applicable Laws in connection with its performance of the Services.

2.7 Acknowledgment and Agreement. The Service Recipient acknowledges that the Services provided hereunder are transitional in nature and are furnished by the Service Provider solely in connection with the transactions contemplated by the Separation Agreement and the Merger Agreement. The Service Recipient acknowledges that the Service Provider is not in the business of providing the Services to Third Parties and that neither Party has any long-term interest in the Service Provider continuing the provision of any or all of the Services. The Service Recipient shall: (a) promptly (and in any event within sixty (60) days) following the Effective Date, provide to the Service Provider a plan and timeline, in form and detail reasonably satisfactory to the Service Provider, for the migration to the Service Recipient or Third Party suppliers of each of the Services, and (b) as promptly as practicable after the Effective Date, migrate the provision of each Service from the Service Provider to the Service Recipient or a Third Party supplier. Nothing in this Section 2.7 shall be deemed to extend any Service Termination Date in any manner.

2.8 Limitations on Services. The Service Recipient acknowledges that the Service Provider is agreeing to provide Services in order to facilitate the Service Recipient’s operation of the SpinCo Business or the Citrix Business, as applicable, as described in the Separation Agreement and the Merger Agreement and as otherwise provided herein. The Service Provider shall not be required to expand its facilities or maintain the employment of any specific Persons in order to provide the Services to the Service Recipient, and except as otherwise provided in this Agreement, the Service Provider shall not be required to incur any capital expenditures or employ additional personnel in order to provide the Services to the Service Recipient.

2.9 Subcontractors. The Service Provider may use contractors, subcontractors, vendors or other Third Parties (collectively, “Subcontractors”) to provide some or all of the Services, provided that the Service Provider (a) shall use reasonable care in selecting any such Subcontractors to perform Services hereunder, (b) shall not be relieved of its obligations under this Agreement as a result of the use of any Subcontractors, (c) shall remain liable and responsible for the acts and omissions of its Subcontractors in providing, or failing to provide, the Services under this Agreement, (d) shall specify in the Services Schedules which Services will be subcontracted and (e) shall comply with the terms and conditions of Schedule 2.9 attached hereto.

2.10 Supervision and Compensation of Personnel. Except as otherwise expressly provided herein, the Service Provider shall, and shall cause its Affiliates to, select, employ, supervise and direct all of its personnel providing the Services hereunder and shall be solely responsible for the payment of all wages, bonuses, commissions, benefits (including employee benefit plans, programs and arrangements) and any other direct and indirect compensation for its personnel assigned to perform the Services under this Agreement, including worker’s compensation insurance, employment taxes and other employer liabilities relating to such personnel as required by Law to be provided or otherwise provided by the Service Provider and its Affiliates. The Service Provider shall, and shall cause its Affiliates to, be independent contractors with respect to the Service Recipient in connection with the performance of the Services hereunder and none of the Service Provider’s or its Affiliates’ employees performing services in connection therewith shall be deemed employees of the Service Recipient.

ARTICLE 3

MANAGEMENT AND CONTROL; CONSENTS

3.1 Cooperation; Access. Each Party agrees to use commercially reasonable efforts to cooperate with the other in connection with the provision and receipt of Services hereunder. The Service Recipient hereby grants to the Service Provider, at all times during the term of this Agreement, the right to ingress and egress from the premises occupied by the Service Recipient subject to such restrictions as the Service Recipient may reasonably require (including written non-disclosure agreements, restricted access for only designated areas and other requirements, with individuals who shall enter such premises), for reasonable purposes and solely to the extent necessary to the delivery of the Services hereunder or the exercise of any right under this Agreement or the performance of any obligations required by this Agreement. Except as expressly provided herein, the Service Provider shall not be required to grant the Service Recipient access to any proprietary information of the Service Provider or any of its Affiliates pursuant to this Agreement.

3.3 Certain Service Recipient Obligations.

3.3.1 Policies and Procedures; Use of Services. The Service Recipient shall, and shall cause its Affiliates to, adhere to applicable Service Provider policies and procedures relevant to the Services provided or made available to the Service Recipient or that the Service Recipient has in its possession.

3.3.2 Limited Use of Services. The Service Recipient shall use the Services only in connection with (a) the conduct of the SpinCo Business or the Citrix Business, as applicable, in the ordinary course (together with natural extensions and growth of the SpinCo Business or the Citrix Business, as applicable, during the term of this Agreement), (b) the separation of the SpinCo Business from the Citrix Business, (c) the separation of the Service Recipient from the Service Provider’s shared IT systems and (d) the integration of the Service Recipient’s Group into the shared IT systems of the Service Recipient and its Affiliates. Except as otherwise provided in Section 10.13 (Assignment), the Service Recipient shall not resell, assign or subcontract any of the Services to any Third Party and shall permit the use of the Services by a Third Party solely in connection with operation of the SpinCo Business or the Citrix Business, as applicable, in accordance with this Agreement.

3.3.3 Limited License. The Parties hereby acknowledge and agree that certain Third Party licenses or other agreements, software or hardware required for use by the Service Provider, its Affiliates and designated Third Party providers in providing Services to the Service Recipient under this Agreement may be Assets of the Service Recipient pursuant to the Separation Agreement. The Service Recipient hereby grants and licenses to the Service Provider, its applicable Affiliates and any applicable designated Third Party providers the right to possess, access and use such licenses or other agreements, software or hardware solely to the extent necessary for rendering Services under and in accordance with this Agreement.

3.4 Required Consents. Notwithstanding anything to the contrary herein, this Agreement shall not constitute any agreement to provide any Service to the extent the provisions of such Service in accordance with this Agreement would require any consent, waiver, permit, license or sublicense of any Third Party (collectively, “Required Consents”) unless and until such Required Consents shall have been obtained. With respect to any Required Consents not obtained prior to the date of this Agreement, from and after the date hereof, the Service Provider shall use commercially reasonable efforts to obtain such Required Consents, and the Service Recipient shall provide such cooperation as may be reasonably requested by the Service Provider in connection with its efforts to obtain any such Required Consents; provided, that the Parties shall bear equally any costs and expenses incurred in connection with seeking or obtaining any Required Consents.

3.5 Intellectual Property. In connection with the performance of the Services hereunder, either Party may have access to or use of certain Intellectual Property disclosed or licensed by Third Parties to the other Party or its Affiliates that is not Licensed IP (as defined in the IP License Agreement) (“Third Party Intellectual Property”), as well as certain Intellectual Property owned by the other Party that is not Licensed IP (“Other Intellectual Property”). To the extent necessary or appropriate to protect any such Third Party Intellectual Property or Other Intellectual Property, the Service Recipient shall enter into non-disclosure agreements with Third Parties or take other reasonable actions (at the Service Provider’s expense) with respect to such Third Party Intellectual Property or Other Intellectual Property as may be reasonably requested by the Service Provider (with respect to the Other Intellectual Property) or such Third Parties (with respect to the Third Party Intellectual Property) from time to time. The Service Provider hereby grants, on behalf of itself and its Affiliates, to the Service Recipient a license to access and use such Third Party Intellectual Property and Other Intellectual Property solely to the extent reasonably necessary in connection with receiving and fully utilizing the Services under and in accordance with this Agreement. Other than as permitted by this Agreement, the Service Recipient shall not have any rights in or to any such Third Party Intellectual Property or Other Intellectual Property as a result of any such access or use. The Service Recipient shall comply in all respects with the terms and conditions of any agreement between any Third Parties and the Service Provider or its Affiliates, as the case may be, to the extent such agreements have been provided to the Service Recipient, with respect to any Third Party Intellectual Property disclosed to or used by the Service Recipient as if the

Service Recipient were a direct party to such arrangements (other than with respect to any payment terms thereunder), including any obligations with respect to confidentiality and restrictions on use of Third Party Intellectual Property. Without limiting the foregoing, it is acknowledged and agreed that the Service Recipient shall not have any rights in or access to, and the Service Provider shall ensure that no copies are provided to the Service Recipient or any of its Affiliates of, any source code with respect to any Third Party Intellectual Property or Other Intellectual Property. The Service Recipient shall not, through reverse engineering or any other means, attempt to access any such source code and shall use the Third Party Intellectual Property and the Other Intellectual Property only for its intended use hereunder. In the event of a conflict between this Section 3.5 and the IP License Agreement, the provisions of the IP License Agreement shall prevail.

ARTICLE 4

GOVERNANCE

4.1 Service Leads. The initial points of contact for the Service Provider and the Service Recipient with respect to day-to-day matters regarding the provision of a particular Service, including attempting to resolve any issues that may arise in connection with the provision of such Service, shall be the functional team leaders designated on the applicable Services Schedule with respect to such Service (collectively, the “Service Leads”). The Service Leads shall have the authority to address such daily operational matters and resolve such issues related to the applicable Service; provided, that issues regarding any Service that cannot be resolved by the applicable Service Leads shall be elevated as provided in this ARTICLE 4.

4.2 Transition Leads. Each Party shall designate and identify to the other Party one or two individuals to coordinate all matters relating to the provision or receipt of Services and the operation of this Agreement generally (collectively, the “Transition Leads”). The Transition Leads shall be the principal points of contact between the Parties (a) for all matters that the Service Leads are not able to resolve after using good faith efforts to do so and (b) for all matters relating to the provision or receipt of Services generally or otherwise relating to this Agreement (including requests for transition support, communications with regard to issues surrounding the provision of Services, disagreements between the Parties relating to the provision or receipt of Services and invoice disputes). The Transition Leads shall meet (by teleconference if mutually agreed) on a mutually agreed basis to review the provision of the Services and the operation of this Agreement, including to address, without limitation, the Service Provider’s compliance with the performance standards set forth in Section 2.2 and the adequacy of the resources and the qualifications of the personnel (including any Subcontractors) used by the Service Provider in providing the Services. The Transition Leads shall be responsible for the oversight and coordination of the provision or receipt of Services, and each shall have the appropriate decision-making authority for their respective Party with respect to the provision and receipt of Services. A Transition Lead may also delegate specific aspects of a Transition Lead’s responsibilities to one or more persons upon written notice to the other Party’s Transition Leads. A Transition Lead and his or her delegates may be replaced at any time and for any reason by the Party that initially appointed such Transition Lead, and such Party or the newly appointed Transition Lead or delegate shall notify the other Party of such replacement and appointment.

4.3 Steering Committee. The Transition Leads shall negotiate in good faith and attempt to resolve any disputes regarding the matters identified in Section 4.2. In the event of a failure of the Transition Leads to resolve a dispute under this Agreement within thirty (30) days, either Party may refer such dispute to a committee charged with the responsibility for general oversight of matters under this Agreement (the “Joint Transition Steering Committee”). If the issue cannot be resolved by the Joint Transition Steering Committee within thirty (30) days of the submission of such matter to the Joint Transition Steering Committee, either Party may seek resolution of such dispute in accordance with Section 4.4. The Joint Transition Steering Committee shall be composed of a minimum of three (3) representatives of each Party (including at least one Transition Lead representing each Party). Each Party’s representatives on the Joint Transition Steering Committee shall have appropriate decision-making authority from the Party appointing them and shall be reasonably informed of matters under this Agreement. The Joint Transition Steering Committee shall meet (by teleconference if mutually agreed) on a mutually agreed basis to (a) review and attempt to resolve disputes in accordance with this Section 4.3 and (b) review and discuss matters relating to the provision of the Services and the operation of this Agreement that are referred to it by the Transition Leads.

4.4 Dispute Resolution. Prior to initiating any legal action in accordance with the terms of this Agreement, any dispute, controversy or claim arising out of, relating to or in connection with the Services of this Agreement (a “Dispute”) that cannot be resolved by the applicable Service Leads after a reasonable period of time (taking into consideration the nature of the Dispute) shall be submitted first to the Transition Leads and, if applicable, the Joint Transition Steering Committee for resolution in accordance with Sections 4.2 and 4.3. In the event the Joint Transition Steering Committee fails to resolve a Dispute in accordance with Section 4.3, then either Party may bring an action at law or in equity in accordance with Section 10.6.

ARTICLE 5

COMPUTER HARDWARE, SOFTWARE AND DATA SECURITY

5.1 Access to Computer Software. The Service Provider, in its sole discretion, may limit access to and the right to use software in connection with the Services solely to those employees of the Service Recipient who need such access and right to use in connection with the provision of the Services. Citrix, in its capacity as the Service Provider, shall also grant access to and the right to use software in connection with the Services to employees of LogMeIn who need such access, provided that SpinCo shall be responsible for any breaches of this ARTICLE 5 by any employee of LogMeIn.

5.2 Data. The Service Provider is authorized to have access to and make use of all data provided by the Service Recipient or created by the Service Provider solely on behalf of the Service Recipient after the Effective Date (“New Data”), as necessary and appropriate for the performance by the Service Provider of its obligations under this Agreement. The Service Provider may not use any New Data for any purpose other than providing the Services.

5.3 System Security.

5.3.1 Security Policy. The Service Recipient shall comply with all of the Service Provider’s system security policies, procedures and requirements relating to the Service Provider’s computer systems or software (“Systems”) which have been provided in writing to the Service Recipient (collectively, “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by the Service Provider. The Service Recipient shall access and use only those Systems of the Service Provider for which the Service Recipient has been expressly granted the right to access and use.

5.3.2 Personnel Access. The Service Recipient shall limit access to the Systems to those personnel who are specifically authorized to have such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein. The Service Recipient shall notify its own personnel of the restrictions set forth in this Section 5.3.2 and of the Security Regulations.

5.3.3 Unauthorized Access. If, at any time, the Service Recipient determines that any of its personnel have sought to circumvent, or have circumvented, the Security Regulations, that any unauthorized personnel have accessed the Systems or that any of its personnel have engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, the Service Recipient shall promptly terminate such personnel’s access to the Systems and promptly notify the Service Provider. In addition, the Service Provider shall have the right to deny personnel of the Service Recipient access to its Systems upon notice to the Service Recipient (with such notice given, in any event, within one business day of such termination) in the event that the Service Provider reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 5.3.3 or otherwise pose a security concern. Each Party shall reasonably cooperate with the other Party in investigating any apparent unauthorized access to the Systems.

ARTICLE 6

FEES AND PAYMENT

6.1 Fees. The fees for each of the Services (the “Fees”) are as set forth in the Services Schedules and shall, during the first six (6) months after the Effective Date, be equal to the Service Provider’s actual direct cost to provide the Services, plus five percent (5%), and thereafter shall be equal to the Service Provider’s actual direct cost to provide the Services, plus ten percent (10%). All Fees are exclusive of any applicable Service Taxes (as defined below) (which shall be paid by the Service Recipient in accordance with Section 6.5). Either Party, in its capacity as the Service Recipient, may apply an offset against Fees solely for monies owed by the other Party pursuant to this Agreement.

6.2 Expenses. Unless otherwise expressly set forth on the applicable Services Schedule, the Fees are exclusive of expenses related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental expenses) by the Service Provider’s personnel or any Subcontractor in connection with performing the Services. All of the costs and expenses described in this Section 6.2 (“Expenses”) shall be charged by the

Service Provider to the Service Recipient on a straight pass-through basis. For the avoidance of doubt, the Expenses described in this Section 6.2 shall be consistent with the Service Provider’s general approach with respect to such types of costs and expenses; provided, that with respect to any Service, the Service Recipient’s prior written approval shall be required to the extent that Expenses exceed fifteen percent (15%) of the Fees paid and payable to the Service Provider for such Service in any month.

6.3 Payment and Invoices. The Service Provider shall invoice the Service Recipient for all Fees and Expenses, in each case in arrears on a monthly basis. The Service Provider shall include with each invoice a reasonably detailed description of the Services performed, the Fees and Expenses charged, any Service Taxes collected, and available reasonable supporting documentation with respect to the foregoing including copies of any invoices of Subcontractors with respect to the Services performed. The Service Recipient shall pay each undisputed invoice in immediately available funds, in each case within forty five (45) days after receipt. Any payments owing to the Service Provider pursuant to this Agreement that are not paid within forty five (45) days after receipt of the applicable invoice shall bear interest at the rate of five percent (5%) per annum (or such lesser amount as shall be the maximum amount permitted by Law) from the due date until paid; provided, that the Service Recipient shall not be in default of this Agreement for failing to pay all or any portion of an invoice within forty five (45) days of receipt of such invoice if the Service Recipient reasonably disputes the unpaid portion of such invoice in accordance with Section 6.4.

6.4 Billing Disputes. In the event that the Service Recipient disputes any invoice, the Service Recipient shall provide written notice of such dispute and the basis therefor to the Service Provider and pay the undisputed portion, if any, as provided in Section 6.3. If there is a disputed amount, the Parties shall, in good faith, seek to resolve such dispute in accordance with the dispute resolution procedure set forth in Section 4.4. The Service Recipient shall pay the Service Provider the unpaid portion then owed under any invoice promptly upon resolution of the dispute or completion of the dispute resolution procedures provided for herein.

6.5 Service Taxes; Withholding.

6.5.1 In addition to the amounts described in Section 6.1, the Service Recipient shall pay, and hold the Service Provider harmless against, any sales, use, value added, transfer, service, service use, and other similar Taxes, which for the avoidance of doubt, shall not include any income, franchise or similar Taxes (“Service Taxes”) applicable to the provision of the Services. The Service Provider shall, or shall cause its Affiliates to, collect from the Service Recipient and remit any such Service Taxes to the extent required to do so by applicable Law.

6.5.2 The Service Provider shall cooperate with the Service Recipient and take any reasonably requested action in order to minimize any Service Taxes imposed on the sale of the Services provided by the Service Provider, including timely providing resale or other applicable Tax exemption certificates or other documentation necessary to support Tax exemptions. If the Service Provider (or any of its Affiliates) receives a refund of Service Taxes paid by the Service Recipient, it shall remit to the Service Recipient, within 30 days, the amount of such refund net of any Taxes incurred by the Service Provider (or any of its Affiliates) in connection with such refund. Each Party agrees to provide the other Party such information and data as reasonably requested from time to time, and to fully cooperate with the other Party, in connection with (a) the reporting of any Service Taxes payable pursuant to this Agreement, (b) any audit relating to any such Service Taxes, or (c) any assessment, refund, claim or proceeding relating to any such Service Taxes.

6.5.3 The Service Recipient or any applicable Affiliate of the Service Recipient, as the case may be, shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under applicable Law, and such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided, however, that the Service Recipient shall reasonably cooperate with the Service Provider in obtaining any available exemption from or reduction of such withholding. The Service Recipient shall provide the Service Provider with reasonable evidence of payment to, or receipts from, the relevant Governmental Authority, if available, evidencing the payment of such Taxes.

6.6 Audits. During the Service Performance Period and for a period of six (6) months thereafter, the Service Provider shall keep and maintain materially complete and accurate records of any costs that it is entitled to charge to the Service Recipient hereunder, and shall allow, at the Service Recipient’s sole expense, a mutually agreed independent auditor, during business hours and no more than once, to inspect and make extracts or copies of such records solely for the purpose of ascertaining the correctness of such statements. If any such examination and audit shall disclose any overcharges or overpayment of ten per cent (10%) or more, the Service Provider shall (a) promptly refund to the Service Recipient the amount of any such overcharges or overpayment, and (b) pay the costs of such audit.

ARTICLE 7

FORCE MAJEURE

7.1 Force Majeure. Provided the Service Provider has in place commercially reasonable disaster recovery and business continuity measures intended to mitigate the effects of any of the following events, the Service Provider shall be excused from performing any Services in the event that war (whether declared or not), fire, explosion, earthquake, storm, flood, strike, riot, act of governmental authority, act of God, act of terror or sabotage, technology disruption to the extent beyond the reasonable control of the Service Provider or other contingency beyond the reasonable control of the Service Provider, or any failure of a Third Party to provide services necessary for the performance of the Services to the extent not caused by the Service Provider (each, a “Force Majeure Event”), causes cessation or interruption of the Service Provider’s performance of such Services, for the duration of such Force Majeure Event. If the Service Provider is unable to provide any Services as a result of a Force Majeure Event: (a) the Service Provider shall promptly notify the Service Recipient and describe in reasonable detail the circumstances causing the inability to perform; (b) the Service Provider shall use commercially reasonable efforts to resume performance of its obligations hereunder with minimal delay; and (c) the Service Recipient shall be free to acquire such Services from an alternative source, at the Service Recipient’s sole cost and expense, and without liability to the Service Provider, for the period and to the extent reasonably necessitated by such non-performance. For the avoidance of doubt, the Service Recipient shall not be obligated to pay the Service Provider for Services with respect to the period during which such Services are not provided due to a Force Majeure Event.

ARTICLE 8

TERM AND TERMINATION

8.1 Term.

8.1.1 Term of Services. The Service Provider shall provide each of the Services beginning on the “Service Commencement Date” for such Service set forth in the Services Schedule and continuing until the “Service Termination Date” for such Service set forth in the Services Schedule, unless extended or sooner terminated in accordance with the provisions of this Agreement. The period commencing on the first to occur of the Service Commencement Dates and ending on the last to expire or terminate of the Service Termination Dates is hereinafter referred to as the “Service Performance Period.”

8.1.2 Extension of Service Termination Date. The Service Recipient may request an extension of the Service Termination Date applicable to any Service by delivering a written request to the Service Provider not less than sixty (60) days prior to the applicable Service Termination Date; provided, however, that a Service Termination Date may only be extended pursuant to this Section 8.1.2 (a) if such extension would not result in any Liabilities payable by, attributable to or the responsibility of the Service Provider or (b) in the event such extension would result in Liabilities payable by, attributable to or the responsibility of the Service Provider, the Service Recipient shall have expressly agreed in writing to fully reimburse and indemnify the Service Provider with respect to such Liabilities. The Service Provider shall consider in good faith any request for the extension of a Service Termination Date pursuant to this Section 8.1.2. If the Service Provider agrees, in its sole discretion, to such extension, the Parties shall (x) negotiate the terms of such extension, including the revised Service Termination Date, and (y) document the terms of such extension in an amendment to the applicable Services Schedule, and the Fees payable by the Service Recipient in respect of the applicable Service through such revised Service Termination Date shall be one hundred ten percent (110%) of the amount of the Fees payable in respect of the applicable Service during the period immediately preceding such extension

8.2 Termination.

8.2.1 Early Termination of Services. The Service Recipient may terminate any Service, in whole or in part, prior to the applicable Service Termination Date by delivering to the Service Provider advance written notice of such termination no later than thirty (30) days prior to the applicable Service Termination Date (unless the terms set forth in the applicable Services Schedule designate a longer advance notice period for termination of such Service, in which case the Service Recipient shall provide written notice in accordance with such terms). In the event of any such termination of any Service, in whole or in part, the Fees payable by the Service Recipient for such Service will be reduced to reflect the terminated Service or the portion thereof that is terminated, as the case may be. Notwithstanding the foregoing, no termination of any Service shall relieve the Service Recipient of any of its obligations hereunder to pay the Service Provider all applicable Fees and Expenses incurred prior to such termination.

8.2.2 Termination for Breach. If either Party materially breaches any of its obligations under this Agreement and does not cure such breach within thirty (30) days after receiving written notice of such breach from the non-breaching Party, then the non-breaching Party may, at its option, terminate all, but not less than all, of the Services in the affected line of Services, or all Services in their entirety, by providing written notice of termination to the breaching Party, which termination shall be effective immediately or as of such later date as may be specified in the notice of termination.

8.2.3 Bankruptcy Termination. This Agreement may be terminated by either Party upon not less than thirty (30) days’ prior written notice if the other Party is declared insolvent or bankrupt, or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against the other under any provision of the federal bankruptcy Laws. Any termination of this Agreement pursuant to this Section 8.2.3 shall be without prejudice to any rights or obligations of the Parties accruing prior to such termination, including the right to payment of unpaid amounts owing for Services performed prior to termination.

8.2.4 General Termination. If not earlier terminated, this Agreement shall terminate on the expiration or termination of the last Service performed hereunder, and thereafter all rights and obligations hereunder shall be terminated, except for the payment by the Service Recipient of any Fees, Expenses and other costs due and payable hereunder, and except as otherwise provided in Section 10.3.

8.3 Obligations on Termination. Notwithstanding anything herein to the contrary, in connection with the termination of any Service or Services in accordance with this Section 8.3, (a) the Fees payable by the Service Recipient for such Service(s) will be reduced to reflect the terminated Service(s) or the portion thereof that is terminated, as the case may be; and (b) the Service Recipient shall pay to the Service Provider, within thirty (30) days following such termination, all Fees and Expenses payable pursuant to ARTICLE 6 through the date of such termination. In the event any Service is terminated prior to the applicable Service Termination Date, the Service Recipient shall be liable to the Service Provider for actual non-cancellable costs incurred by the Service Provider resulting from such termination, including any cancellation or similar costs payable to Third Parties by the Service Provider.

ARTICLE 9

LIMITATION ON LIABILITY; INDEMNIFICATION

9.1 Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE), WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT.

9.2 Cap on Direct Damages. Except for a Party’s breach of its confidentiality obligations or such Party’s fraud, gross negligence or intentional misconduct, under no circumstances shall the aggregate liability of such Party, its Affiliates and any of their respective representatives under this Agreement exceed the amount of fees paid and payable to it as Service Provider by the other Party as Service Recipient under the Agreement during the six (6) month period following the Effective Date.

9.3 Exclusion of Damages. EXCEPT FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS OR SUCH PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, SUCH PARTY SHALL NOT HAVE ANY OBLIGATION OR LIABILITY TO THE OTHER WITH RESPECT TO THE MATTERS CONTEMPLATED BY THIS AGREEMENT, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY), TORT (INCLUDING ACTIVE, PASSIVE OR IMPUTED NEGLIGENCE) OR OTHERWISE, AT LAW OR IN EQUITY, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOST PROFITS, DAMAGES CALCULATED ON MULTIPLES OF EARNINGS OR OPPORTUNITY COSTS, WHETHER FORESEEABLE OR NOT, WHICH IN ANY WAY ARISE OUT OF, RELATE TO OR ARE A CONSEQUENCE OF THE PERFORMANCE OR NONPERFORMANCE BY THE SERVICE PROVIDER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES (OR ANY SUBCONTRACTOR PROVIDING THE APPLICABLE SERVICES UNDER THIS AGREEMENT) OR THE PROVISION OF, OR FAILURE TO PROVIDE, ANY SERVICES UNDER THIS AGREEMENT, INCLUDING FOR LOSS OF PROFITS, BUSINESS INTERRUPTIONS OR CLAIMS OF CUSTOMERS. EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES.

9.4 Indemnification.

9.4.1 By Service Provider. Without limiting the rights of the Service Recipient under any other Transaction Agreement, the Service Provider shall indemnify and hold harmless the Service Recipient, its Affiliates and their respective officers, directors, partners, principals, employees and agents (together with their respective successors and permitted assigns) from and against any and all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants and other agents or representatives of any of them (collectively, “Damages”) arising or resulting from the fraud, gross negligence or willful misconduct of the Service Provider or its Affiliates in connection with the performance of their obligations under this Agreement.

9.4.2 By Service Recipient. Without limiting the rights of the Service Provider under any other Transaction Agreement, the Service Recipient shall indemnify and hold harmless the Service Provider, its Affiliates and their respective officers, directors, partners, principals, employees and agents (together with their respective successors and permitted assigns) from and against any and all Damages arising or resulting from the fraud, gross negligence or willful misconduct of the Service Recipient in connection with the performance of its obligations under this Agreement.

9.4.3 Procedure. A Party entitled to indemnification pursuant to this Section 9.4 (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) in writing of any claim, action or demand (a “Claim”) for which the Indemnified Party intends to seek indemnification under this ARTICLE 9. If the Indemnifying Party fails to assume the defense of such Claim within thirty (30) days after notice of any such Claim, or such shorter period as is reasonably required under the circumstances, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof. Notice of any Claim shall be given promptly after the Indemnified Party becomes aware of the Claim, but no delay in giving such notice shall affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party’s ability to defend or settle such Claim is actually prejudiced by such delay. Notice of a Claim shall be accompanied by all information reasonably available to the Indemnified Party relevant to the investigation, assessment, defense and settlement of such Claim. The Indemnified Party shall, at the request and expense of the Indemnifying Party, take such actions as the Indemnifying Party may reasonably request in connection with the investigation, assessment, defense and settlement of any Claim.

9.4.4 For the avoidance of doubt, nothing in this ARTICLE 9 shall be deemed to eliminate or limit, in any respect, the Service Recipient’s obligations hereunder to make payment for any Fees, Expenses or other costs.

ARTICLE 10

GENERAL

10.1 Confidential Information. The rights and obligations under this Agreement are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in the Separation Agreement; provided, however, that to the extent any Confidential Information concerning or belonging to the Service Recipient or its Affiliates is disclosed to any member of the Service Provider’s Group in connection with providing Services under this Agreement, then such Confidential Information shall be used by the applicable member of the Service Provider’s Group only in connection with the provision of such services.

10.2 Relationship of the Parties. The Service Provider, in performance of its obligations under this Agreement, is acting as an independent contractor to the Service Recipient, and not as a partner, joint venture or agent, nor do the Parties intend to create by this Agreement an employer-employee relationship as between the Service Provider and the Service Recipient. Each of the Parties retains control over its respective personnel (including, as between the Parties, the exclusive right to select, hire, utilize and discharge its employees), and the employees of the Service Provider shall not be considered employees of the Service Recipient nor shall the employees of the Service Recipient be considered employees of the

Service Provider. For the avoidance of doubt, nothing in this Agreement shall, and the provision of Services by the Service Provider pursuant to this Agreement shall not, (a) restrict the Service Provider’s ability to make any changes in its personnel, including its ability to terminate the employment of or reassign any Person providing any Service to the Service Recipient under this Agreement or (b) modify, terminate or otherwise affect the status of any Person employed by the Service Provider as an at-will employee, who shall remain an at-will employee of the Service Provider. Neither Party shall be bound by any representation, act or omission of the other Party. Neither Party has any right, power or authority to create any obligation, express or implied, on behalf of the other Party.

10.3 Survival. The provisions of Section 1.1, Section 3.5, ARTICLE 6, SECTION 8.3, ARTICLE 9 and this ARTICLE 10 shall survive termination or expiration of the Service Performance Period and remain in full force and effect in accordance with their applicable terms.

10.4 Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

10.5 Complete Agreement; Construction. This Agreement, the Disclosure Letters (as defined in the Merger Agreement), the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. If there is a conflict between any provision of this Agreement and a provision in any of the other Transaction Agreements (other than the Separation Agreement or the Merger Agreement), the provision of this Agreement shall control unless (i) with respect to any Ancillary Agreement other than the Tax Matters Agreement, as specifically provided otherwise in this Agreement or in such other Ancillary Agreement, (ii) with respect to the Tax Matters Agreement, the provision relates to matters addressed by the Tax Matters Agreement, in which case the Tax Matters Agreement shall control, or (iii) with respect to the Employee Matters Agreement, the provision relates to matters addressed by the Employee Matters Agreement, in which case the Employee Matters Agreement shall control. If there is a conflict between any provision of this Agreement and a provision in the Separation Agreement, the provision in the Separation Agreement shall control, and if there is a conflict between any provision of this Agreement and a provision in the Merger Agreement, the provision of the Merger Agreement shall control. Neither this Agreement nor any Ancillary Agreement shall govern Tax matters (including any administrative, procedural, and related matters thereto, “Tax Matters”), except to the extent expressly provided herein or therein. Tax Matters shall be exclusively governed by the Tax Matters Agreement.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that might lead to the application of Laws other than the Laws of the State of Delaware. All Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) agrees that service of process in such Action will be validly effected by sending notice in accordance with Section 10.9; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Delaware; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

10.7 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8 Headings. The section headings hereof are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

10.9 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by facsimile or email (with a confirmatory copy sent by a nationally recognized overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.9):

If to Citrix:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Facsimile: (954) 267-3101

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street, 23rd Floor

Boston, MA 02116

Facsimile: (617) 573-4822

Attention: Margaret A. Brown

If to SpinCo:

LogMeIn, Inc.

320 Summer Street

Boston, MA 02210

Facsimile: (781) 437-1820

Attention: Chief Financial Officer

                 General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Facsimile: (617) 948-6001

Attention: John H. Chory

                 Bradley C. Faris

Any notice to Citrix shall be deemed notice to all members of the Citrix Group, and any notice to SpinCo shall be deemed notice to all members of the SpinCo Group.

10.10 Severability. If any term or other provision (or part thereof) of this Agreement is declared invalid, illegal or incapable of being enforced by any Governmental Authority, all other terms and provisions (or parts thereof) of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

10.11 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

10.12 Third Party Beneficiaries. Except (i) as provided in ARTICLE 9 relating to Indemnified Parties and (ii) as specifically provided in any Transaction Agreement, this Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to, or shall, confer upon any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

10.13 Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any Party by operation of Law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of the other Parties). Any attempted assignment that is not in accordance with this Section 10.13 shall be null and void.

10.14 Amendment and Waivers.

10.14.1 This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each Party that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 10.14.2.

10.14.2 Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Party or conditions to such obligations contained herein. Any such waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

10.16 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either Party or their respective Affiliates shall have any liability for any obligations or liabilities of such Party under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

10.17 Effect if Distribution Does Not Occur. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur shall not be taken or occur except to the extent specifically agreed by the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by an authorized representative as of the Effective Date.

CITRIX SYSTEMS, INC.

By:	/s/ David J. Henshall
	Name:	David J. Henshall
	Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

GETGO, INC.

By:	/s/ Antonio G. Gomes
	Name:	Antonio G. Gomes
	Title:	Secretary

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by an authorized representative as of the Effective Date.

CITRIX SYSTEMS IRELAND LTD

By:	/s/ Brian Shytle
	Name:	Brian Shytle
	Title:	Director

CITRIX SYSTEMS UK LTD

By:	/s/ Brian Shytle
	Name:	Brian Shytle
	Title:	Director

CITRIX SYSTEMS NETHERLANDS BV

By:	/s/ Brian Shytle
	Name:	Brian Shytle
	Title:	Director

CITRIX SYSTEMS GMBH (GERMANY)

By:	/s/ Brian Shytle
	Name:	Brian Shytle
	Title:	Director

CITRIX SYSTEMS ASIA PACIFIC PTY LTD

By:	/s/ George Moyles
	Name:	George Moyles
	Title:	Director

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by an authorized representative as of the Effective Date.

GETGO TECHNOLOGIES IRELAND LIMITED

By:	/s/ Christopher Hylen
	Name:	Christopher Hylen
	Title:	Director

GETGO TECHNOLOGIES UK LIMITED

By:	/s/ Christopher Hylen
	Name:	Christopher Hylen
	Title:	Director

GETGO GERMANY GMBH

By:	/s/ Caoimhe Ni Ghiosain
	Name:	Caoimhe Ni Ghiosain
	Title:	Director

GETGO AUS PTY LTD.

By:	/s/ Christopher Hylen
	Name:	Christopher Hylen
	Title:	Director